Exhibit 99.1

Medifast, Inc. Announces First Quarter 2017 Financial Results

First Quarter 2017 Revenue of $70.6 Million

First Quarter 2017 EPS of $0.51 Exceeds Guidance

Company Reiterates Fiscal Year 2017 Outlook

OWINGS MILLS, Md., May 4, 2017 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven weight-loss and healthy living products and programs, today reported financial results for the first quarter ended March 31, 2017.

“We are pleased with our start to 2017. Revenue was in-line with our expectations and when combined with our solid gross profit and expense management it fueled profitability above our guidance for the first quarter,” said Daniel R. Chard, Medifast’s Chief Executive Officer. “Going forward, our focus will continue to be on acceleration of our top-line growth with continued improvement in profitability. We believe we are well positioned with our significant cash generation and the strength of our balance sheet to continue to enhance stockholder value.”

First Quarter 2017 Results

Net income in the first quarter of 2017 was $6.1 million, or $0.51 per diluted share, based on approximately 12.0 million shares outstanding. First quarter 2016 net income was $4.3 million, or $0.36 per diluted share based on approximately 11.9 million shares outstanding. Net income in the first quarter of 2016 would have been $5.0 million, or $0.42 per diluted share, excluding the $0.8 million first quarter 2016 restructuring costs net of taxes.

For the first quarter of 2017, Medifast revenue decreased 2.4% to $70.6 million from revenue of $72.3 million in the first quarter of 2016.

Revenue in Take Shape For Life, was up 2.3% to $58.0 million in the first quarter of 2017, compared to $56.7 million in the first quarter of the prior year. This is the sixth consecutive quarter of growth. The total number of active earning Health Coaches in the first quarter of 2017 increased to 13,000, compared to 12,600 in the first quarter of 2016. The average revenue per active earning Health Coach for the first quarter of 2017 was $4,463 as compared to $4,490 in first quarter of 2016.

Medifast Direct revenue decreased to $8.9 million in the first quarter of 2017, compared to $10.9 million in the first quarter of 2016. First quarter advertising spend decreased to $2.3 million from $4.1 million in the first quarter of 2016.

Revenue in the Franchise Medifast Weight Control Centers decreased to $3.5 million from $4.2 million in the first quarter of last year. The decrease in revenue was primarily driven by fewer franchise centers in operation during the period combined with a decline in activity within the centers. The Company ended the quarter with 37 franchise centers and 19 reseller locations in operation compared to 58 franchise centers at the end of the same period last year.

First quarter 2017 Wholesale revenue decreased to $0.3 million compared to the prior year period at $0.5 million.

Gross profit for the first quarter of 2017 decreased modestly to $52.9 million compared $53.2 million in the first quarter of 2016. The Company's gross profit as a percentage of revenue increased 140 basis points to 74.9% from 73.5% in the first quarter of 2016. The increase as a percentage of revenue was primarily driven by price increases and efficiencies in the Company’s supply chain operations.

Selling, general and administrative expenses (“SG&A”) decreased $2.6 million to $44.3 million compared to $46.9 million in the first quarter of 2016. SG&A as a percentage of revenue decreased 220 basis points to 62.7%, compared to 64.9% in the first quarter of 2016. The decrease in SG&A was primarily a result of reduced and more effective advertising spend in Medifast Direct. In addition, the first quarter of 2016 included $1.2 million in restructuring costs. Excluding restructuring costs, SG&A decreased $1.5 million to $44.3 million in the first quarter of 2017 compared to $45.8 million in the first quarter of 2016. Adjusted selling, general expenses as a percentage of revenue were 62.7% and 63.3% for the first quarter of 2017 and 2016, respectively.

Sales and marketing expense decreased $1.4 million in the first quarter of 2017 compared to the first quarter of 2016.

The first quarter 2017 effective tax rate was 29.5%, compared to 33.0% in the first quarter of 2016. The decrease in the effective tax rate was due to the change in accounting for taxes associated with share based compensation.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $99.2 million and working capital of approximately $80.5 million as of March 31, 2017.  Cash, cash equivalents, and investment securities increased $2.2 million to $79.0 million as of March 31, 2017 compared to $76.8 million at December 31, 2016. The Company remains free of interest bearing debt.

The Company declared a quarterly cash dividend of $3.9 million, or $0.32 per share, during the first quarter of 2017. The Company did not repurchase any shares during the first quarter of 2017, and has approximately 850,000 shares remaining on its repurchase authorization as of March 31, 2017.

Outlook

The Company expects second quarter revenue from continuing operations to be in the range of $72.0 million to $75.0 million and earnings per diluted share from continuing operations to be in the range of $0.51 to $0.54 per diluted share. The Company reiterated its guidance for full year 2017 revenue of $290.0 million to $300.0 million and earnings per diluted share of $2.00 to $2.10. The fiscal year 2017 guidance assumes a 33% to 34% effective tax rate.

Non-GAAP Financial Measures

Our Non-GAAP financial measures include adjusted income from continuing operations and adjusted income per diluted share.  The Company believes these non-GAAP financial measures are useful to investors because it provides for a more direct comparison of the results for these periods. The non-GAAP financial information is provided in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Please refer to the tables in today’s press release for a reconciliation of all non-GAAP financial measures.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on May 4, 2017. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastNow.com, and will be archived online through May 18, 2017. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, May 4, 2017, through May 11, 2017. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10104793.

About Medifast®:

Medifast (NYSE: MED) is the leading easy-to-use provider of clinically proven weight-loss and healthy living products and programs. Medifast aims to help customers lead a healthier lifestyle through a holistic approach to weight-loss and weight management. Medifast's proven results are based on the use of structured meal plans featuring Medifast Meals, which are nutritionally designed to assist customers with successful weight-loss and weight management. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Katie Turner

(646) 277-1228

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except par value)

	March 31,	December 31,
	2017	2016

ASSETS
Current Assets
Cash and cash equivalents	$53,970	$52,436
Accounts receivable-net of allowance for sales returns and doubtful accounts of $422 and $449 at March 31, 2017 and December 31, 2016	1,493	1,387
Inventory	19,883	18,311
Investment securities	24,989	24,412
Income taxes, prepaid	384	1,249
Prepaid expenses and other current assets	2,925	3,502
Total current assets	103,644	101,297

Property, plant and equipment - net	19,137	19,753
Other assets	166	162
Long-term assets of discontinued operations	-	4

TOTAL ASSETS	$122,947	$121,216

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$23,150	$24,300
Current liabilities of discontinued operations	-	121
Total current liabilities	23,150	24,421

Deferred tax liabilities	629	779
Total liabilities	23,779	25,200

Stockholders' Equity
Common stock; par value $.001 per share; 20,000 shares authorized; 12,132 and 12,027 issued and 11,927 and 11,871 outstanding at March 31, 2017 and December 31, 2016, respectively	12	12
Additional paid-in capital	3,372	2,672
Accumulated other comprehensive loss	(29)	(165)
Retained earnings	95,813	93,497
Total stockholders' equity	99,168	96,016

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$122,947	$121,216

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share amounts & dividend data)

	Three months ended March 31,
	2017	2016

Revenue	$70,622	$72,345
Cost of sales	17,730	19,151
Gross profit	52,892	53,194

Selling, general, and administrative	44,283	46,926

Income from operations	8,609	6,268

Other income (expense)
Interest and dividend income, net	63	115
Other income (expense)	39	(24)
	102	91

Income from operations before income taxes	8,711	6,359

Provision for income taxes	2,566	2,099

Net income	$6,145	$4,260

Earnings per share -basic	$0.52	$0.36

Earnings per share -diluted	$0.51	$0.36

Weighted average shares outstanding -
Basic	11,901	11,862
Diluted	12,009	11,922

Cash dividends declared per share	$0.32	$0.25

MEDIFAST, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016

Selling, general, and administrative	$44,283	$46,926
Adjustments
Restructuring charges	-	1,166
Adjusted selling, general, and administrative	$44,283	$45,760

	Three Months Ended March 31,
	2017	2016

Income from operations	$8,609	$6,268
Adjustments
Restructuring charges	-	1,166
Adjusted income from operations	$8,609	$7,434

	Three Months Ended March 31,
	2017	2016

Net income	$6,145	$4,260
Adjustments
Restructuring charges	-	781
Adjusted net income	$6,145	$5,041

Diluted earnings per share (1)	$0.51	$0.36
Impact for adjustments (1)	-	0.06
Adjusted diluted earnings per share (1)	$0.51	$0.42

(1) The weighted-average diluted shares outstanding used in the calculation of these non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.